SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) January 3, 2017

Pope Resources, A Delaware Limited Partnership
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1313292 (I.R.S. Employer Identification No.)

19550 Seventh Avenue NE, Poulsbo, Washington       98370
(Address of principal executive offices)                (ZIP Code)

Registrant's telephone number, including area code (360) 697-6626

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 7.01	REGULATION FD DISCLOSURE

As we have previously disclosed, the Partnership has established, and from time to time has adjusted, a reserve that reflects management’s estimate of the Partnership’s liability for environmental remediation associated with our ownership of a former sawmill and log handling site located at Port Gamble, Washington. The Partnership's ownership of the site traces back to 1985 when we acquired the property in connection with our spinoff from the former Pope & Talbot, Inc. ("P&T"). We believe that the environmental issues requiring remediation occurred prior to 1985 during P&T's 130-year ownership and operation of the site. Until June 2015, our estimates of environmental remediation liability had reflected what we believe is a shared responsibility for remediation with the State of Washington's Department of Natural Resources (DNR), the agency which was responsible for permitting and monitoring P&T's use of the site over many decades. In June 2015, a Superior Court judge in Kitsap County, Washington issued a ruling that would have eliminated DNR’s obligation to share in the remediation costs. We have previously reported that we appealed that ruling. On December 28, 2016, the Washington Court of Appeals reversed the Superior Court’s ruling, which we believe both properly restores DNR’s status as a “potentially liable party” and may enable us to recoup a portion of the remediation costs from DNR.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP

DATE: January 3, 2017	BY:	/s/ John D. Lamb
John D. Lamb
Vice President and Chief Financial Officer, Pope Resources, A Delaware Limited Partnership, and Pope MGP, Inc., General Partner